EXHIBIT 2.4

                E-Automate Stock Purchase Agreement

     THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made as of July 14, 2000 by and between ActiveViews, Inc., a Delaware corporation (the "Company") and E-Automate Corporation, a Delaware Corporation (the "Purchaser").

                             Recitals

     WHEREAS, certain developers have developed and own certain computer software programs useful for exchanging information with decentralized, disparate databases;

     WHEREAS, the developers and Purchaser desire to establish a new business to further the development and marketing of the software programs; and

     WHEREAS, the Purchaser and the developers have mutually agreed to jointly form and establish a new company in the State of Utah
Delaware to engage in said business in accordance with the provisions of the Joint Formation Agreement of even date herewith
("JFA").

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Parties hereby agree as follows:

     1. Sale and Issuance of Common Stock. The Company has adopted and filed with the Secretary of StateDivision of Corporations and Commercial Code of the State of Utah Delaware (as defined below) the ArticlesCertificate of Incorporation in the form attached the JFA (the "ArticlesCertificate"). Subject to the terms and conditions of this Agreement, the Purchaser agrees to purchase at the Closing (as defined below) and the Company agrees to sell and issue to the Purchaser at the Closing or upon call of the directors of the Company 7,500,000 shares of the Company's par value $0.0001 Common Stock (the "Stock" or "Common") at a purchase price of $0.27
16 per share (the "Purchase Price").

     2. Closing. The purchase and sale of the Stock shall take place at the offices of E-Automate Corporation, 71 North 490 West,
American Fork, UT 84003, at 10:00 a.m., on July 14, 2000, or at such other time and place as the Company and the Purchaser mutually agree upon, orally or in writing (which time and place are designated as the "Closing"). At the Closing, the Company shall deliver to the Purchaser, certificates representing the Stock being purchased thereby against payment of the Purchase Price therefore, by a promissory note, payable on the demand of the Company, as more fully set forth in Exhibit B ("Demand Note") note.

     3. Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser that:

          3.1 Organization, Good Standing, and Qualification. The Company is a corporation duly organized, validly existing and in good standing under, and by virtue of, the laws of the State of UtahDelaware. The Company has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted.
The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect on its business or properties.

          3.2 Corporate Power. The Company has all requisite legal and corporate power and authority to execute and deliver this Agreement, to sell and issue the Stock hereunder and to carry out and perform all of its obligations under the terms of this Agreement and the transactions contemplated hereby.

          3.3 Capitalization. The authorized capital of the Company consists, or will consist, immediately prior to the Closing of the following:

               3.3.1 Preferred Stock. 25,000,000 shares of Preferred Stock, par value $0.0001, 2,500,000 of which are designated as Series A Preferred, none of which are issued and outstanding. The rights, privileges and preferences of the Preferred Stock are as stated in the ArticlesCertificate.

               3.3.2 Common Stock. 75,000,000 shares of Common Stock, par value $0.0001, no shares of which are issued and outstanding.

               3.3.3 Except for the conversion privileges of the Series A Preferred, there are no outstanding options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from the Company of any shares of its capital stock.

          3.4 Subsidiaries. The Company does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, business trust, association, or other business entity.

          3.5 Authorization. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of the Company hereunder and the authorization, issuance and delivery of the Stock has been taken or will be taken prior to the Closing. This Agreement constitutes valid and legally binding obligations of the Company enforceable against the Company in accordance with its terms.

          3.6 Valid Issuance of Securities. The Stock being issued to the Purchaser hereunder, when issued, sold, and delivered in accordance with the terms hereof for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable. Based in part upon the representations of the Purchaser in this Agreement, the Stock will be issued in compliance with all applicable federal and state securities laws.

          3.7 Business Condition. The Company has recently commenced operations and, since inception, has not:

               3.7.1 incurred any absolute or contingent material obligation by way of guaranty, endorsement, indemnity or warranty;

               3.7.2 suffered any damage, destruction or loss, whether or not covered by insurance, to any of its material assets;

               3.7.3 waived or compromised a material right or debt owed to it;

               3.7.4 made any loan to its employees, officers or directors, other than travel advances made in the ordinary course of business;

               3.7.5 entered into any contract or other arrangement relating to compensation of the Company's employees, officers or directors;

               3.7.6 declared or paid any dividend or other distribution of the assets of the Company;

               3.7.7 redeemed, repurchased, canceled, granted or issued or effected any other change to any of the capital stock of the Company or options to purchase the same; or

               3.7.8 entered into any agreement obligating the Company to make payments exceeding $10,000 in any fiscal year.

          3.8 Intangible Property. The Company has taken all appropriate security measures to protect the secrecy, confidentiality and value of all trade secrets, know-how, inventions, designs, masks, processes and technical data required to conduct its business. The Company has all right, title and interest in and to all intangible property and technology or is able to obtain on reasonable terms all permits, licenses and other authority necessary for its business as currently conducted or proposed to be conducted. The
Company is not infringing, and no infringement has been claimed regarding, any third party's patent, maskwork right, moral right, trademark, trade secret, trade name or copyright, and the Company has not received any notice of any claimed infringement. The
Company owns and possesses or is licensed under all patents, patent applications, licenses, trademarks, service marks, trade names, inventions, processes and copyrights necessary for the operation of its business as currently conducted or proposed to be conducted.
To the Company's knowledge, none of the Company's officers or employees has improperly used or is making improper use of any confidential information or trade secrets of others, including those of any former employer of such officer or employee. The
Company is not aware of any violation by a third party or any of its patents, licenses, trademarks, trade names, service marks, copyrights, trade secrets or other proprietary rights.

          3.9 Governmental Consents. No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Company is required in connection with the valid execution and delivery of this Agreement or the offer, sale or issuance of the Stock (and the Common Stock issuable upon conversion of the Stock), or the consummation of any other transaction contemplated hereby, except for applicable blue sky laws of Utah and Regulation D under the Securities Act of 1933, as amended (the "Securities Act") as promulgated by the Securities and Exchange Commission, all of which filings shall have been made prior to Closing or within the time period prescribed by the applicable statutes.

          3.10 Litigation. There is no action, suit, proceeding or investigation pending or, to the Company's knowledge, currently threatened against the Company.

          3.11 Compliance with Other Instruments. The Company is not in violation or default of any provision of its ArticlesCertificate or Bylaws or in any material respect of any material, instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound or, to its knowledge, of any provision of federal or state statute, rule or regulation applicable to the Company. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or contract or an event which results in the creation of any lien, charge or encumbrance upon any of the properties or assets of the Company which materially and adversely affects the business of the Company or any of its properties or assets.

          3.12 Material Contracts and Commitments. Except for agreements explicitly contemplated hereby, there are no material agreements, obligations, instruments or contracts to which the Company is a party or by which it is bound.

          3.13 Title to Property and Assets. The Company does not own any property or assets.

          3.14 Outstanding Indebtedness; Material Liabilities. The Company has no material Liabilities or obligations, absolute or contingent (individually or in the aggregate).

          3.15 Offering. Subject to the accuracy of the Purchaser's representations in Section 4 hereof and in written responses to the Company's inquiries, the offer, sale and issuance of the Stock and the Common Stock to be issued upon conversion of the Stock constitute transactions exempt from the registration requirements of Section 5 of the Securities Act.

     4.   Representations and Warranties of the Purchaser.  The
Purchaser hereby represents and warrants to the Company that:

          4.1 Authorization. This Agreement constitutes valid and legally binding obligations enforceable against the Purchaser in accordance with its terms.

          4.2 Purchase Entirely for Own Account. This Agreement is made with Purchaser in reliance upon such Purchaser's representation to the Company, which by the Purchaser's execution of this Agreement the Purchaser hereby confirms, that the Stock to be acquired by the Purchaser will be acquired for investment for the Purchaser's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Purchaser further represent that the Purchaser do not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Stock. The
Purchaser represent that they have full power and authority to enter into this Agreement.

          4.3 Restricted Securities. The Purchaser understands that the Stock has not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser's representations as expressed herein. The Purchaser understands that as such the shares of Stock are characterized as "restricted securities" under the Securities
Act and that under the Securities Act and applicable regulations such Stock may be resold without registration under the Securities
Act only in certain limited circumstances. In this connection, the Purchaser represents that such Purchaser is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

          4.4 Legends. It is understood that the Stock, and any securities issued upon conversion or in respect thereof or exchange therefor, may bear one or all of the following legends:

               4.4.1 "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR
HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT
WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF
COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT
REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF THE ACT."

               4.4.2 Any legend required by the Blue Sky laws of any state to the extent such laws are applicable to the shares represented by the certificate so legended.

     5. Conditions of Purchaser's Obligations at Closing. The obligations of the Purchaser to the Company under this Agreement are subject to the fulfillment on or before each Closing, of each of the following conditions:

          5.1 Representations and Warranties. The representations and warranties of the Company contained in Section 3 above shall be true and correct in all material respects on and as of such Closing with the same effect as though such representations and warranties had been made on and as of the date of such Closing.

          5.2 Performance. The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

          5.3 Qualifications. The Company shall have obtained all necessary blue-sky approvals for the issuance of the Common, including but not limited to applicable Utah securities laws.

          5.4 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at such Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Purchaser, and they shall have received all such counterpart original and certified or other copies of such documents as it may reasonably request.

          5.5 Stock Purchase Agreement. The Company and the developers, Eric Meyers and Aaron Meyers shall have executed and delivered the Series A Preferred Stock Purchase Agreement in the form of
Exhibit A attached hereto.

     6. Conditions of the Company's Obligations at Closing. The obligations of the Company to the Purchaser under this Agreement are subject to the fulfillment, on or before each Closing, of each of the following conditions:

          6.1 Representations and Warranties. The representations and warranties of the Purchaser contained in Section 4 above shall be true and correct on and as of such Closing with the same effect as though such representations and warranties had been made on and as of such Closing.

          6.2 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at such Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Company, and they shall have received all such counterpart original and certified or other copies of such documents as it may reasonably request.

     7. Redemption. In the event that the Purchaser defaults on the Demand Note and does not purchase Stock in the Company at a purchase price equal to at least $21,0200,000 during a period of three (3) years from the Closing, the Company shall, upon the election of the holders of the Series A Preferred Stock acting as a class, redeem a percentage of the then issued and outstanding shares of Common at a price per share of $0.01. The percentage of Common subject to redemption will be equal to the quotient of (a) the difference of $1.2 million less the actual amount of cash invested in the Company by the Purchaser, and (b) $1.2 million. The redemption will be effected ratably among all the holders of Common of the Company. The Company and the Purchaser expressly acknowledge that the holders of the Series A Preferred Stock are third party beneficiaries under this Section 7.

     8. Commitment to Raise Additional Capital. In the event that the board of directors of the Company determines that the capital commitment of the Purchaser, as identified in Section 7, is insufficient to meet the capital needs of the Company and provides Purchaser with notice thereof, the Purchaser agrees to either provide a loan to the Company in the amount of $800,000 or exercise commercially reasonable efforts to help the Company secure a loan of that amount.

     9.   Miscellaneous.

          9.1 Survival of Warranties. The warranties, representations and covenants of the Company and the Purchaser contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Purchaser or the Company.

          9.2 Transfer, Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

          9.3 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Utah in the United States of America as applied to agreements among Utah residents entered into and to be performed entirely within Utah.

          9.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

          9.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

          9.6 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of any similar breach or default thereafter occurring;
nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement, or any waiver of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in writing, and that all remedies, either under this Agreement, by law or otherwise, shall be cumulative and not alternative.

          9.7 Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be delivered personally (including by courier or overnight express service) or mailed by first class mail, postage prepaid, addressed
(a) if to E-Automate, at 71 North 490 West, American Fork, UT
84003, Attention: Lon D. Price, or at such other address as E-
Automate furnishes or (b) if to Purchaser, at 2018 West 1600 North, Provo, UT 84604, Attention: Eric Meyers, or at such other address as Purchaser furnish. Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered at the address of the party to be notified; provided, however, that such address shall have been furnished to the person giving notice (as specified above) and the address shall be at an entity that maintains regular business hours (except for holidays) throughout the entire year. In the event that the address furnished is not at an entity that maintains regular business hours, notice shall be deemed given upon the earlier of personal delivery or, if sent by mail, at the earlier of its receipt or seventy-two (72) hours after deposit in a regularly maintained receptacle for the deposit of the U.S. mail, addressed and mailed as aforesaid.

          9.8 Finder's Fee. Each party hereto represents that it neither is nor will be obligated for any finder's fee or commission in connection with this transaction. The Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder's fee (and the costs and expenses of defending against such liability or asserted liability) for which the Purchaser or any of its officers, employees, or representatives is responsible. The Company agrees to indemnify and hold harmless the Purchaser from any liability for any commission or compensation in the nature of a finder's fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

          9.9 Expenses. Each party hereto shall bear its own fees and expenses with respect to this Agreement and the transactions contemplated hereby.

          9.10 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Purchaser. Any amendment or waiver effected in accordance with this Section shall be binding upon each transferee of any Stock, each future holder of all such Stock, and the Company.

          9.11 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

          9.12 Entire Agreement. This Agreement constitutes the entire Agreement between the parties hereto pertaining to the subject matter hereof and any and all other written or oral agreements existing between the parties hereto.

     IN WITNESS WHEREOF, the parties hereto have executed this Common Stock Purchase Agreement as of the date first above written.



COMPANY:                           PURCHASER:

ACTIVEVIEWS, INC.                  E-AUTOMATE CORPORATION
a Delaware corporation             a Delaware corporation


    /s/ Lon D. Price                   /s/ Lon D. Price
By -------------------------       By --------------------------
  Name:  Lon D. Price                  Lon D. Price
  Title: President                     President & CEO

     Exhibit A - Form Of Series A Preferred Stock Purchase Agreement

            Exhibit B - Form of Demand Promissory Note


Borrower: E-Automate Corporation      Lender:   ActiveViews, Inc.
          71 North 490 West                     71 North 490 West
          American Fork, UT   84003             American Fork, UT 84003

Principal Amount: $21,0200,000        Interest Rate:    8% per annum

                   Date of Note: July 14, 2000

  1. Promise To Pay. E-Automate Corporation ("Borrower"), promises to pay to ActiveViews, Inc. ("Lender") in lawful money of the United States of America, the principal amount of Two One Million
Two Hundred Thousand Dollars ($21,0200,000.00) together with interest on the unpaid outstanding principal balance, according to the terms of this Promissory Note.

  2. Payment. Borrower will pay this Promissory Note, including all outstanding principal plus accrued and unpaid interest, in one or more payments on the demand of the board of directors of ActiveViews, Inc., or on July 14, 2005, whichever first occurs. Interest on this Note is computed on a 365/360 simple interest basis; that is, by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. Borrower will pay Lender at Lender's address shown above or at such other place as Lender may designate in writing. Unless otherwise agreed or required by applicable law, payments will be applied first to any unpaid collection costs and any late charges, then to any unpaid interest, and any remaining amount to principal.

  3. Interest Rate. The interest rate on this note is fixed at eight percent (8%) per annum, simple interest.

  4. Prepayment. Borrower may pay without penalty all or a portion of the amount owed earlier than it is due. Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower's obligation to continue to make payments of accrued unpaid interest. Rather, they will reduce the principal balance due.

  5. Default. Borrower will be in default if any of the following happens: (a) Borrower fails to make any payment when due, (b) any representation or statement made or furnished to Lender by Borrower or on Borrower's behalf is false or misleading in any material respect or (c) Borrower becomes insolvent, a receiver is appointed for any part of Borrower's property, Borrower makes an assignment for the benefit of creditors, or any proceeding is commenced either by Borrower or against Borrower under any bankruptcy or insolvency laws, or (d) any creditor tries to take any of Borrower's property on or in which Lender has a lien or security interest.

  6. Lender's Rights. Upon default, Lender may declare the entire unpaid principal balance on this Promissory Note and all accrued unpaid interest immediately due, without notice, and then Borrower will pay that amount. Upon default, including failure to pay upon final maturity, Lender may hire or pay someone else to help collect
this Promissory Note.   Borrower also will pay Lender that amount.
This includes, subject to any limits under applicable law, Lender's reasonable attorneys' fees and Lender's legal expenses whether or not there is a lawsuit, including reasonable attorneys' fees and legal expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), appeals, and any anticipated post-judgment collection services. If not prohibited by applicable law, Borrower also will pay any court costs, in addition to all other sums provided by law. The foregoing notwithstanding, Lender's sole and exclusive recourse hereunder shall be payment, as required under this Promissory Note, or redemption of Borrower's stock in Lender, as provided in the E-Automate Stock Purchase Agreement dated August 3, 2000. If there is a lawsuit, Borrower agrees upon Lender's request to submit to the jurisdiction of the courts of Utah County, the State of Utah. This Promissory Note shall be governed by and construed in accordance with the laws of the State of Utah.

  7. General Provisions. Lender may delay or forgo enforcing any of its rights or remedies under this Promissory Note without losing them. Borrower, to the extent allowed by law, waives presentment, demand for payment, protest and notice of dishonor.


BORROWER:

      /s/ Lon D. Price
By:--------------------------
     Lon D. Price
Its: President and CEO